UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2026

Oruka Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

855 Oak Grove Avenue Suite 100 Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 606-7910

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	ORKA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised Operating accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2026, Oruka Therapeutics, Inc. entered into a letter agreement with Todd Edwards pursuant to which Mr. Edwards commenced employment as Chief Commercial Officer on August 24, 2026. Mr. Edwards, age 63, previously served as Executive Vice President and Chief Commercial Officer of Arcutis Biotherapeutics, Inc. (“Arcutis”), a commercial biopharmaceutical company, from December 2024 to August 2026, where he was responsible for the commercialization of assets in Arcutis’ dermatology business and prior to that was Senior Vice President and Chief Commercial Officer of Arcutis from September 2023 to December 2024. Prior to joining Arcutis, Mr. Edwards served as Group Vice President, Business Head, Immunology at Incyte Corporation (“Incyte”), a multinational pharmaceutical company, since December 2020, where he was responsible for the commercialization of assets in Incyte’s dermatology business unit. Prior to Incyte, Mr. Edwards worked at UCB S.A., a global biopharmaceutical company, in a variety of capacities. From June 2019 to December 2020, Mr. Edwards served as Senior Vice President and Head of Global Immunology Operations and Strategy, during which time he led the global immunology business unit and portfolio. From June 2013 to June 2019, Mr. Edwards served as Senior Vice President and Head of U.S. Immunology, during which time he led the organization’s development and commercialization of on-market injectable biologic and pipeline immunology products in rheumatology, dermatology and gastroenterology. Prior to that, Mr. Edwards held senior roles at AbbVie and TAP Pharmaceuticals. In addition, Mr. Edwards is a decorated veteran of the U.S. Army. Mr. Edwards received a B.S. in Psychology from the East Tennessee State University and an M.B.A. from Embry-Riddle Aeronautical University.

Mr. Edwards will receive an annualized base salary of $525,000 and is eligible for a discretionary bonus targeted at 40% of his annual base salary. Mr. Edwards was granted a stock option covering 20,000 shares of Oruka common stock and restricted stock units (“RSUs”) covering 100,000 shares of Oruka common stock in connection with his appointment as Chief Commercial Officer. The option will vest as to 25% of the underlying shares on August 24, 2027 and will vest thereafter in approximately equal monthly installments over the following 36 months. The RSUs will vest as to 25% of the RSUs on the first Oruka quarterly vesting date following August 24, 2027, with the balance vesting in 12 equal quarterly installments thereafter. In addition, Mr. Edwards will receive a signing bonus of $200,000, payable within 30 days following his commencement of employment, subject to repayment of a prorated portion if he resigns or is terminated for cause during the first year of employment. Mr. Edwards will also be eligible to participate in Oruka’s employee benefit plans generally available to its executive officers.

If Oruka terminates Mr. Edwards’ employment without cause, or he resigns with good reason, in exchange for a release he will receive (i) severance payments equal to 12 months of his base salary and (ii) Oruka-paid continuation coverage under Oruka’s group health plans for up to 12 months. However, if the involuntary termination is within three months before or 12 months after a change in control of Oruka, Mr. Edwards will instead receive: (A) severance payments equal to 1.0 times the sum of Mr. Edwards’s base salary and target bonus; (B) Oruka-paid continuation coverage under Oruka’s group health plans for up to 12 months; and (C) full acceleration of outstanding time-based equity awards and accelerated vesting of performance-based awards based on the greater of target or actual performance, if determinable. If Mr. Edwards’ employment terminates due to death or disability, his outstanding time-based equity awards will become fully vested.

There are no family relationships between Mr. Edwards and any director or executive officer of Oruka. There are no arrangements or understandings between Mr. Edwards and any other persons pursuant to which he was appointed Chief Commercial Officer. Mr. Edwards has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Edwards entered into Oruka’s standard Indemnity Agreement in connection with his appointment as Chief Commercial Officer.

The foregoing description of Mr. Edwards’s employment letter and related compensation and severance arrangements does not purport to be complete and is qualified in its entirety by the full text of his offer letter, a copy of which is filed as Exhibit 10.1 hereto.

Item	9.01 Operating Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated July 22, 2026, between Oruka Therapeutics, Inc. and Todd Edwards.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oruka Therapeutics, Inc.

Date: August 24, 2026	By:	/s/ Paul Quinlan
Paul Quinlan General Counsel

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